Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Industrial Property Trust Inc.:

We consent to the use of our report dated March 7, 2014, with respect to the consolidated balance sheets of Industrial Property Trust Inc. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, equity and cash flows for the year ended December 31, 2013 and for the period from Inception (August 28, 2012) to December 31, 2012, and is incorporated by reference in this registration statement (No. 333-184126) on Form S-11, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Denver, Colorado

January 16, 2015